Exhibit 10.33

ACNB BANK
SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is made this 6th day of October, 2022 by and between ACNB BANK, located in Gettysburg, Pennsylvania, and Laurie A. Laub (“Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Bank the Bank entered into a Salary Continuation Agreement with Executive on November 20, 2018. In an effort to provide benefits in excess of the limitations imposed on qualified plans, and to continue to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide additional salary continuation benefits to the Executive.

    The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

AGREEMENT

The Executive and the Bank, intending to be legally bound, agree as follows:

Article 1
Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Bank” means ACNB Bank and any successor thereto.

1.1.2 “Change of Control” means a change in the ownership or effective control of the Corporation or Bank or a change in the ownership of a substantial portion of the assets of the Corporation or Bank as defined in Code Section 409A and 16 C.F.R. § 1.409A-3(i)(5).

1.1.3 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

1.1.4 “Competing Business” means any person, firm, corporation, business or enterprise which is located or operates an office within fifty (50) miles of the Bank’s principal office at the time of the Executive’s Separation of Service and which is engaged in any business or activity that is or may be deemed to be competitive with any business or activity carried on by the Corporation, Bank, or their subsidiaries as of the date of the Executive’s Separation of Service.

1.1.5 “Corporation” means ACNB Corporation and any successor thereto.

1.1.6 “Normal Retirement Date” means the Executive attaining age 65, or his actual retirement date if after age 65.

1.1.7 “Separation of Service” or “Separates from Service” means termination of the Executive’s employment. Whether a Separation of Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period.

1.1.8 “Specified Employee” means an employee who at the time of Separation of Service is a key employee of the Corporation or Bank, if any stock of the Corporation or Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(I)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “Identification Period”). If the employee is a key employee during an Identification Period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the Identification Period.

        1.1.9 “2018 SERP” means the Salary Continuation Agreement entered into and between the Bank and the Executive on November 20, 2018, and including any subsequent amendments or restatements thereto.

Article 2
Retirement Benefits

2.1 Normal Retirement Benefit. If the Executive Separates from Service on or after the Executive’s Normal Retirement Date for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $85,000.00. The amount shall be in addition to the amounts received under the 2018 SERP.

2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Separation of Service and continuing for the greater of the Executive’s life or an additional 179 months.

2.2     Early Retirement Benefit. If the Executive Separates from Service before the Executive’s Normal Retirement Date for reasons other than death and a Change of Control has not occurred, the Bank shall pay to the Executive the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is the benefit determined under Schedule A based on the date of the Executive’s Separation of Service.

2.2.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date and continuing for the greater of the Executive’s life or an additional 179 months.

2.3 Change of Control Benefit. If a Change of Control has occurred and is followed by a Separation of Service, the Bank shall pay to the Executive the benefit described in this Section
2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is the Normal Retirement Benefit described in Section 2.1.1.

2.3.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date and continuing for the greater of the Executive’s life or an additional 179 months.

2.4 Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee, the provisions of this Section 2.4 shall govern all distributions under this Article 2. If benefit distributions which would otherwise be made to the Executive due to a Separation of Service are limited because the Executive is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation of Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation of Service. All subsequent distributions shall be paid in the manner specified in the appropriate subsection.

2.5 Distributions Upon Income Inclusion Under Section 409A of the Code. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Executive becomes subject to tax on the amounts deferred hereunder, then the Bank may make a limited distribution to the Executive in accordance with the provisions of Treasury Regulations Section 1.409A-3.

2.6 Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a) may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b) must, for benefits distributable under Sections 2.1, 2.2 and 2.3, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and,
(c) must take effect not less than twelve (12) months after the election is made.

Article 3
Survivor Benefits

3.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1 Amount of Benefit. The benefit under Section 3.1 is the benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Executive’s Normal Retirement Date.

3.1.2 Payment of Benefit. The Bank shall pay the benefit to the beneficiary on the first day of each month commencing with the month following the Executive’s death and continuing for 179 additional months.

3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving 180 monthly payments, the Bank shall pay the remaining benefits (up to the 180 monthly payments) to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Death Following Active Service Before Benefits Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to receiving said benefit payments, the Bank shall pay the Executive’s beneficiary the benefit described in this Section
3.3.
3.3.1 Amount of Benefit. The annual benefit under Section 3.3 is the vested benefit that would have been paid to the Executive pursuant to Schedule A.

3.3.2 Payment of Benefit. The Bank shall pay the annual benefit to the beneficiary in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s death and continuing for 179 additional months.

3.4 Death After Change of Control. If the Executive dies following a Change of Control, provided the Executive was in active service at the time of the Change of Control, the Bank shall pay the Executive’s beneficiary the benefit described in this Section 3.4.

3.4.1 Amount of Benefit. The benefit under Section 3.4 is the benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Executive’s Normal Retirement Date.

3.4.2 Payment of Benefit. The Bank shall pay the benefit to the beneficiary on the first day of each month commencing with the month following the Executive’s death and continuing for 179 additional months.

Article 4
Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations shall only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and, if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and, if no children or descendants survive, to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5
General Limitations

5.1 Termination of Employment for the Commission of a Felony. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive’s employment for the commission of a felony involving the Bank or Bank property.

5.2 Noncompetition.

        5.2.1 If the Executive experiences a Separation of Service before the Executive’s Normal Retirement Date, and no Change of Control has occurred, then no benefits shall be payable under this Agreement, if the Executive, without the written consent of the Bank, engages, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise in a Competing Business within five (5) years after the date of the Executive’s Separation of Service; provided, however, the restrictions of this Section 5.2.1 shall not extend longer than three (3) years after the date on which the Executive begins to receive benefits under this Agreement.

        5.2.2 If the Executive experiences a Separation of Service on or after the Executive’s Normal Retirement Date, and no Change of Control has occurred, then no benefits shall be payable under this Agreement, if the Executive, without the written consent of the Bank, engages, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise in a Competing Business within three (3) years after the date on which the Executive begins to receive benefits under this Agreement.

        5.2.3 If a Change of Control occurs after the date of this Agreement, then this Section 5.2 shall not apply.

Article 6
Claims and Review Procedures

6.1 Claims Procedure. The Bank shall notify the Executive or the Executive’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement. If the Bank determines that the Executive or beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim and a description of why it is needed and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Executive or beneficiary wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Executive or beneficiary of the special circumstances and the date by which a decision is expected to be made and may extend the time for up to an additional ninety (90) day period.

6.2 Review Procedure. If the Executive or beneficiary is determined by the Bank not to be eligible for benefits, or if the Executive or beneficiary believes that he or she is entitled to greater or different benefits, the Executive or beneficiary shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Executive or beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Executive or beneficiary (and counsel, if any) an opportunity to present his or her position to the Bank orally or in writing, and the Executive or beneficiary (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Executive or beneficiary of its decision in writing within the sixty (60) day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Executive or beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Bank but notice of this deferral shall be given to the Executive or beneficiary.

Article 7

Amendments and Termination

7.1 Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives from its banking regulators or to comply with changes of law or tax law, including without limitation Section 409A of the Code and any and all Treasury Regulations and guidance promulgated thereunder. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Bank at any time, if found necessary in the opinion of the Bank, (1) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, (2) to conform the Agreement to the requirements of any applicable law or (3) to comply with the written instructions of the Bank’s auditors or banking regulators.

7.2 Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Unless otherwise specified herein, the benefit under Section 7.2 shall be the dollar amount that the Bank should have accrued with respect to the obligations hereunder as of the date the Agreement is terminated, the Accrued Benefit as defined in the next sentence. The Accrued Benefit means the dollar value of the liability that should be accrued by the Bank under Generally Accepted Accounting Principles, for the Bank’s obligations to the Executive under the Agreement, calculated by applying Accounting Standards Codification 710-10 or any successor standard or pronouncement thereto. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2 and subject to the requirements of Code Section 409A and Treasury Regulation § 1.409A-3(j)(4)(ix), if this Agreement terminates in the following circumstances:

(a) Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Corporation or Bank, or in the ownership of a substantial portion of the assets of the Corporation or Bank as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b) Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement; or

(c) Within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable;

then if this Agreement terminates under Section 7.3(a), the Bank may distribute the actuarial equivalent of the present value of the Change of Control Benefit provided in Section 2.3 using a discount rate of five percent (5%) to the Executive in a lump sum subject to the above terms, or then if this Agreement terminates under Section 7.3(b) or Section 7.3(c), the Bank may distribute the Accrued Benefit, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 8
Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

8.2 No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Pennsylvania, except to the extent preempted by the laws of the United States of America.

8.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

8.7 Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.

    8.8 Removal. Notwithstanding anything in this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Executive pursuant to this Agreement shall, if required comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

EXECUTIVE:                        ACNB BANK

/s/ Laurie A. Laub__________                By: /s/ James P. Helt____________________
Laurie A. Laub     James P. Helt
     President & Chief Executive Officer

ACNB BANK
SALARY CONTINUATION AGREEMENT
BENEFICIARY DESIGNATION

    I, _____________, designate the following as beneficiary of any death benefits under the Salary Continuation Agreement:

Primary:
________________________________________________            ______%

________________________________________________            ______%

Contingent:
________________________________________________            ______%

________________________________________________            ______%

________________________________________________            ______%

Note:     To name a trust as beneficiary, please provide the name of the trustee(s) and the exact date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature     _________________________
Date         _____________________

Accepted by the Bank this _____ day of ________________

By     _______________________

Title     _______________________